                                                                    EXHIBIT 99.1

Thursday, July 22, 2004

     PRESS RELEASE

     Source:      Farmers National Banc Corp.
                  Frank L. Paden, President
                  20 South Broad St. P.O. Box 555
                  Canfield, OH 44406
                  330-533-3341
                  330-533-0451 (FAX)
                  Email: exec@fnbcanfield.com

                  FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
                             FOR SECOND QUARTER 2004

     Farmers National Banc Corp (OTCBB: FMNB), parent holding company of the Farmers National Bank of Canfield, today reported net income for the three months ended June 30, 2004 of $2.295 million, or $0.19 per diluted share, compared to $2.423 million, or $0.19 per diluted share for the second quarter of 2003.

     Net income for the six-month period ending June 30, 2004 was $4.632 million, compared to $4.629 million reported for the same six-month period in 2003, or $0.37 per diluted share for both six-month periods in 2004 and 2003.

     President and CEO Frank L. Paden commented, "Our second quarter's results are slightly behind our internal projections. This is due in part to the continued trend in the compression of our net interest rate margin that we have experienced over the past year. We anticipate less pressure on asset yields and liability costs during the second half of the year taking into consideration the Federal Reserve Bank's recently announced interest rate hike. Management anticipates the challenge for the remainder of this year will be to generate asset growth through the loan portfolio and continue to improve on ways to increase our non-interest income."

     The annualized returns on average equity and average assets for the first six months of 2004 were 11.89% and 1.18%, respectively, compared to 11.33% and 1.21% for the same six-month period in 2003.

     The Corporation's total assets increased slightly over the prior year, ending the second quarter of 2004 at $805 million as compared to $798 million at June 30, 2003. The growth in assets includes an $11.8 million net increase in loans. Commercial real estate lending remained strong during these past six months, while our business lines of residential real estate mortgage loans and consumer loans experienced minimal growth. Overall asset quality remains very solid with non-performing loans representing only .33% of total loans and .19% of total assets.

     Deposits increased $20.6 million, or 3% over this same twelve-month period from June 2003 to June 2004. Total Shareholders' Equity is down $5.7 million from this same time in 2003. As part of management's capital plan, our Stock Repurchase Program permitted us to re-purchase approximately 290,878 shares during the last twelve months. These transactions accounted for approximately $4.8 million of the decrease in Shareholders' Equity. At the end of June 2004, Book Value per share was $6.08 and Shareholders' Equity was 9.59% of Total Assets.


     Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.


     This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.'s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

     Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company's business, competitive pressures, general economic conditions and the risk factors detailed in the company's other periodic reports and registration statements filed with the Securities and Exchange Commission.

                              FINANCIAL HIGHLIGHTS
                   FARMERS NATIONAL BANC CORP. AND SUBSIDIARY

                                   (Amounts in thousands, except per share data)

FOR THE SIX MONTHS ENDED                    JUNE 30, 2004               JUNE 30, 2003

-----------------------------------------------------------------------------------------
Net Income                                                 $4,632                 $4,629
Basic and Diluted earnings per share *                       0.37                   0.37
Cash dividends                                              4,046                  3,721
Per share *                                                  0.32                   0.29
-----------------------------------------------------------------------------------------

AT THE END OF SIX MONTHS
-----------------------------------------------------------------------------------------
Assets                                                   $805,070               $798,499
Loans                                                     474,176                462,342
Deposits                                                  623,621                603,002
Securities                                                284,669                288,213
Stockholders' Equity                                       77,228                 82,975
Book Value Per Share *                                       6.08                   6.53
Shares Outstanding                                         12,703                 12,466
-----------------------------------------------------------------------------------------

RATIOS
-----------------------------------------------------------------------------------------
Return on Average Assets                                    1.18%                  1.21%
Return on Average Equity                                    11.89                  11.33
Efficiency Ratio                                            58.63                  56.31
Equity to Asset Ratio                                        9.59                  10.39
Dividends to Net Income                                     87.35                  80.38
Loans to Assets                                             58.90                  57.90
Net Loans to Deposits                                       75.01                  75.53
Allowance for Loan Losses to Total Loans                     1.35                   1.49
Non-performing Loans to Total Loans                          0.33                   0.29
-----------------------------------------------------------------------------------------

* Per share amounts have been restated to reflect the 2% stock dividend paid in 2003.